UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

(Check One):  XX Form 10-K    Form 20-F    Form 11-K    Form 10-Q    Form N-SAR

         For Period Ended:     December 31, 1999
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          Transition Report on Form 10-K
          Transition Report on Form 20-F
          Transition Report on Form 11-K
          Transition Report on Form 10-Q
          Transition Report on Form N-SAR

         For the Transition Period Ended:____________________________________

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Read Instruction (on back page) Before Preparing Form.  Please Print or Type.

Nothing on this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification  relates to a portion of the filing checked above,  identify the item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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             Galaxy Telecom, L.P.

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Full Name of Registrant

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Former Name if Applicable

       1220 North Main
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Address of Principal Executive Officer (Street and Number)

                            Sikeston, Missouri 63801
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City, State and Zip Code

PART II-RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort of expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

   X     a)   The reasons  described  in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

   X     b)   The subject annual report,  semi-annual report,  transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         Galaxy Telecom, L.P. is negotiating an amendment to its bank loan agreement and is in discussions regarding other potential transactions which likely will have an impact on the disclosures related to the Company's financial statements for the year ended December 31, 1999. It is anticipated that these matters will be completed by April 14, 2000 and the Company will file its annual report on Form 10-K by that date.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.


         J. Keith Davidson              (573)                472-8245
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              (Name)                 (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

      Yes X            No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

      Yes              No  X

                                  Galaxy Telecom, L.P.
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                      (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 29, 2000                       By:   /s/J. Keith Davidson
     ----------------------                    -----------------------
                                                  J. Keith Davidson
                                                  Vice President -Finance
                                                  (Principal Financial Officer)

         INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001).